Exhibit 99.1

Anika Therapeutics Reports 28% Increase in Revenue for Second Quarter 2008

Joint Health Revenues Increase by 79% on Strong Domestic and European Sales

BEDFORD, Mass.--(BUSINESS WIRE)--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair based on hyaluronic acid (“HA”) technology, today reported strong revenue growth for the quarter ending June 30, 2008. Anika continued to strengthen its global position in joint health therapies with the European launch of its single-injection osteoarthritis product, MONOVISC™, for the relief of knee pain as well as the further domestic and international penetration of its flagship joint health product, ORTHOVISC®. The Company also recently partnered with Artes Medical to market and distribute its cosmetic dermal filler, ELEVESS™, in the United States.

Revenue

Anika’s product revenue increased by 32% to $8,379,000 for the second quarter of 2008, compared with $6,332,000 in the same period last year. Product revenue for the first six months of 2008 grew 39% to $16,246,000 from $11,706,000 in the first six months of 2007. The increase in product revenue for the quarter was primarily attributable to strong domestic and international sales of the Company’s ORTHOVISC product line, as well as gains from its equine osteoarthritis product, HYVISC, and initial MONOVISC sales.

Total revenue for the second quarter of 2008 increased 28% to $9,060,000, compared with $7,100,000 in the second quarter of 2007. Total revenue for the first six months of 2008 increased 33% to $17,609,000 compared with $13,238,000 for the same period in 2007.

Product Gross Margin

Product gross margin for the second quarter of 2008 increased to 57% from 52% in last year’s second quarter. For the first six months of 2008, product gross margin was 58% compared with 53% for the same period in 2007. The improvement in gross margin was due primarily to overall unit growth as well as growth in domestic and international ORTHOVISC sales.

Other Operating Expenses

Research and development expense increased 65% in the second quarter to $1,645,000 compared with $996,000 for the same period last year. Research and development expense for the first six months of 2008 were $3,153,000 compared with $1,843,000 for the same period last year. The increases in both the second quarter and year-to-date periods were primarily due to clinical trials in the U.S. and Europe for MONOVISC, scale-up activities for MONOVISC in connection with the European launch, and development activities in joint health.

Selling, general and administrative expense increased 68% in the second quarter to $2,880,000 compared with $1,716,000 for the same period last year. Selling, general and administrative expense for the first six months of 2008 were $5,949,000 compared with $3,291,000 for the same period in 2007. The increases in both the second quarter and year-to-date periods were primarily the result of marketing expenses associated with the launch of our new products, increased personnel costs, expenses related to the Company’s new headquarters facility, and higher legal and consulting costs related to strategic projects.

Net Income

Net income for the second quarter of 2008 was $813,000, or $0.07 per diluted share, compared with $1,365,000, or $0.12 per diluted share, for the same period last year. Net income for the first six months of 2008 was $1,430,000, or $0.12 per diluted share, compared with $2,566,000, or $0.23 per diluted share, for the first six months of 2007. The decrease in net income in the second quarter and first six months of 2008 over last year was due to the Company’s planned investment in clinical trials, product development and higher operating expenses as outlined above.

Other

Anika’s cash and cash equivalents at June 30, 2008 were $37,297,000 compared with $39,406,000 at December 31, 2007. The decrease reflects the Company’s investment in its Bedford facility to increase capacity and upgrade its new product development capabilities. As of June 30, 2008, the Company has borrowed $8,000,000 under its $16,000,000 line-of-credit in connection with its Bedford facility build-out.

FDA Warning Letter

Anika Therapeutics recently received a Warning Letter from the FDA in response to an earlier FDA Form 483 Notice of Observations issued to the Company following an inspection at the Company’s Woburn facility. Anika has fully cooperated with the FDA to address the issues in the Form 483 filing and has issued a response to the FDA’s Warning Letter. The Company has developed a corrective action plan, will provide the FDA with progress reports as promised, and looks forward to our next inspection. Product quality is the highest concern to Anika Therapeutics and the Company is committed to the continual improvement of its quality systems and investing to make those systems best-in-class.

Management Commentary

“We performed well in the second quarter from both a financial and operational standpoint,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer. “Our joint health franchise continues to gain traction in domestic and international markets, with sales from our flagship joint health product line, ORTHOVISC, up 70 percent compared with the second quarter of 2007. Our HYVISC product for equine arthritis also posted nice growth with a 46 percent increase in sales.”

“The quarter was punctuated with the achievement of two major milestones,” continued Sherwood. “First, we executed on our strategy to broaden our joint health franchise with new indications and differentiated features with the European launch of MONOVISC, our single-injection osteoarthritis product for the relief of knee pain. MONOVISC is based on Anika’s proprietary cross-linking technology and feedback from patients and physicians has been very positive. We’re making good progress on our U.S. pivotal trial for MONOVISC and expect to complete enrollment in the fourth quarter of this year.”

“Another recent major milestone was our agreement with Artes Medical to be Anika’s marketing and distribution partner for ELEVESS, our cosmetic dermal filler,” added Sherwood. “With an existing, highly complementary dermal filler product, and a seasoned, 42-person sales force experienced in this space and very well trained, Artes Medical is an ideal partner to bring ELEVESS to market. With the pending launch of ELEVESS in the U.S., we are now aggressively seeking international marketing and distribution partners to commercialize ELEVESS around the globe. We have had a significant number of companies approach us and we are evaluating partners with characteristics and capabilities similar to Artes Medical.”

“During the second half of the year, we will continue to focus on increasing the penetration of our joint health franchise in the U.S. and around the globe, capitalizing on the launch of ELEVESS in the U.S., signing international distribution partners for ELEVESS, and making the investments needed to leverage our industry-leading HA technology into new products,” concluded Sherwood.

Conference Call Information

As previously announced, Anika will hold a conference call to discuss its financial results, business highlights and outlook on Wednesday, July 23, 2008, at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 800-573-4840 (International callers dial 617-224-4326) and use the passcode 55241076. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com. The call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products include ORTHOVISC®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; the ELEVESS™ family of aesthetic dermatology products for facial wrinkles, scar remediation and lip augmentation marketed in the U.S. by Artes Medical, Inc.; AMVISC®, AMVISC® Plus, STAARVISC™-II and Shellgel™ injectable viscoelastic HA products for ophthalmic surgery; INCERT®, an HA-based anti-adhesive for surgical applications; ORTHOVISC® Mini a treatment for osteoarthritis targeting small joints and available in Europe; MONOVISC™ a single-injection osteoarthritis product based on our proprietary cross-linking technology and also available in Europe; and next generation products for joint health and aesthetic dermatology based on the Company’s proprietary, chemically modified HA.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," “plan,” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include: (i) the company's expectations regarding its cosmetic dermatology product, ELEVESS™, (ii) product gross margin (iii) the company’s expectations concerning its MONOVISC product, (iv) statements concerning revenue growth, and (v) statements concerning Artes Medical and ELEVESS. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company’s expectations regarding its cosmetic dermatology product, ELEVESS, and its expectations regarding a launch by Artes Medical; (ii) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (iii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (vi) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (vi) future determinations by the company to allocate resources to products and in directions not presently contemplated;and (vii) the company’s distribution of MONOVISC in Europe. Any delay in receiving any regulatory approvals may adversely affect the company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that (i) the company's existing distributors (including its distributor in Turkey) or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC, MONOVISC, and ELEVESS, will not be successful, (iii) new distribution arrangements, including the agreement with Artes Medical pertaining to its ELEVESS product, will not result in meaningful sales of the company's products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company's product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved, (vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including non-reimbursement of ORTHOVISC in Turkey, could have a material adverse effect on our results of operations, or (viii) increased sales of the company's products, including HYVISC®, ORTHOVISC, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company's business and operations. There can be no assurance that the company’s business won’t be materially impacted by the recent receipt of an FDA Warning Letter. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of the company's Annual Report on Form 10-K for the year ended December 31, 2007 and on Form 10-Q for the period ended March 31, 2008, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Product revenue	$8,378,936	$6,331,966	$16,246,465	$11,706,004
Licensing, milestone and contract revenue	681,253	767,596	1,362,503	1,531,604
Total revenue	9,060,189	7,099,562	17,608,968	13,237,608

Operating expenses:
Cost of product revenue	3,644,530	3,023,781	6,860,600	5,516,703
Research & development	1,644,619	996,051	3,152,959	1,843,392
Selling, general & administrative	2,880,156	1,716,099	5,948,772	3,291,149
Total operating expenses	8,169,305	5,735,931	15,962,331	10,651,244
Income from operations	890,884	1,363,631	1,646,637	2,586,364
Interest income, net	157,875	575,831	347,281	1,142,608
Income before income taxes	1,048,759	1,939,462	1,993,918	3,728,972
Provision for income taxes	235,830	574,611	563,431	1,163,344
Net income	$812,929	$1,364,851	$1,430,487	$2,565,628
Basic net income per share:
Net income	$0.07	$0.12	$0.13	$0.23
Basic weighted average common shares outstanding	11,327,457	11,018,053	11,276,871	10,949,629
Diluted net income per share:
Net income	$0.07	$0.12	$0.12	$0.23
Diluted weighted average common shares outstanding	11,516,177	11,376,673	11,502,720	11,342,280

Anika Therapeutics, Inc. and Subsidiary
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$37,297,479	$35,903,569
Short term investment	-	3,501,974
Accounts receivable, net	5,932,086	5,795,973
Inventories	4,782,480	4,390,118
Current portion deferred income taxes	1,657,007	1,657,007
Prepaid expenses and other	513,283	1,194,081
Total current assets	50,182,335	52,442,722
Property and equipment, at cost	39,526,388	28,101,422
Less: accumulated depreciation	(9,442,234)	(8,731,706)
	30,084,154	19,369,716
Long-term deposits and other	591,927	433,081
Intangible asset, net	965,686	995,098
Deferred income taxes	6,492,348	6,256,067
Total Assets	$88,316,450	$79,496,684

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$3,146,677	$4,866,619
Accrued expenses	3,436,066	2,760,010
Deferred revenue, current	2,819,274	2,806,778
Income taxes payable	291,537	203,954
Other long-term liabilities	670,285	398,365
Long-term deferred revenue	12,150,001	13,500,001
Long-term debt	8,000,000	-
Total liabilities	30,513,840	24,535,727
Stockholders’ equity
Preferred stock	—	—
Common stock	113,279	112,233
Additional paid-in-capital	42,106,060	40,695,940
Retained earnings	15,583,271	14,152,784
Total stockholders’ equity	57,802,610	54,960,957
Total Liabilities and Stockholders’ Equity	$88,316,450	$79,496,684

Anika Therapeutics, Inc. and Subsidiary
Supplemental Financial Data -
(unaudited)

Product Gross Margin and Revenue by Product Line

	Quarter Ended				Six Months Ended
	June 30,				June 30,
	2008	% Ttl	2007	% Ttl	2008	% Ttl	2007	% Ttl
Ophthalmic	$2,562,218	31%	$2,889,585	46%	$5,580,889	34%	$5,174,706	44%
Joint Health	4,765,474	57%	2,655,059	42%	8,887,654	55%	5,298,356	45%
Veterinary	1,020,394	12%	701,172	11%	1,721,017	11%	1,130,097	10%
Other	30,850	0%	86,150	1%	56,905	0%	102,845	1%
	$8,378,936	100%	$6,331,966	100%	$16,246,465	100%	$11,706,004	100%

Product gross profit	$4,734,406		$3,308,185		$9,385,865		$6,189,301
Product gross margin	57%		52%		58%		53%

Product Revenue by Geography

	Quarter Ended				Six Months Ended
	June 30,				June 30,
	2008	% Ttl	2007	% Ttl	2008	% Ttl	2007	% Ttl
Domestic	$5,963,233	71%	$4,901,224	77%	$12,117,344	75%	$9,118,905	78%
International	2,415,703	29%	1,430,742	23%	4,129,121	25%	2,587,099	22%
	$8,378,936	100%	$6,331,966	100%	$16,246,465	100%	$11,706,004	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO, 781-457-9000
or
Kevin W. Quinlan, CFO, 781-457-9000